Exhibit 99.7

BUSINESS LICENSE

(English Translation)

Reference Number CQ5000002102677

NAME Chongqing Foguang Tourism Development (Group) Co., Ltd.

LOCATION Changshou District Jiangnan Town Street

LEGAL REPRESENTATIVE Yiyou Ran

COMPANY TYPE Incorporated Company

REGISTERED CAPITAL 100 Million RMB

PAID-UP CAPITAL 100 Million RMB

OPERATION SCOPE Tourism project development, cemetery operation, cremains burial, flowers, plants and Chinese herbs, BTR (above business scope shall not operate if prohibited by laws and regulations), production and sales of arts and crafts, landscape design (operate under related administrative license).

DATE OF ESTABLISHMENT Oct 18th 2002

TERM OF OPERATION None

Sealed by Chongqing Industry and Commercial Bureau

April 22nd 2008